2012 ANNUAL MEETING/Q1 2012 MEMBER UPDATE
QUESTION AND ANSWER TRANSCRIPTION
May 15, 2012
The Federal Home Loan Bank of Seattle (Seattle Bank) held its 2012 Annual Meeting/Q1 2012 Member Update in Seattle, Washington on May 15, 2012. The following is a transcript of the question and answer period during the meeting.
Mike Wilson We are going to open up the call to questions in just a few moments, but I would like to respond to a few questions that we received in advance. So as we go through these questions you might want to think about other things you’d like to discuss with Bill Humphreys, our chairman, or other executive management at the bank here. We did receive four questions prior to the call starting and I’m going to ask John Stewart our Chief Risk Officer to address the first question, which is, when does the bank expect to exit its private-label mortgage-backed securities holdings? John...
John Stewart There is no specific date of exit. The bank currently has the intent and ability to hold these securities to maturity. For each bond, which is a private-label mortgage-backed security position, we regularly evaluate market prices, expected retention values, the potential for loss associated with sale into an adverse market, and the potential for additional downside losses associated with a retention approach. Going forward, we will continue to monitor market conditions and update our approach if appropriate.
Mike Wilson Thanks, John. The other three questions that we received in advance of today’s call concern capital stock and dividends. I’m going to read the three questions and then answer them as a group. One question is, when does the bank expect to be able to re-purchase excess stock and pay dividends? Secondly, is there an update on the bank’s efforts to utilize some form of pooled excess stock ownership to allow more advances from member banks without purchase of additional stock? And the final question, how much longer must member banks wait to surrender their excess stock? So again, let me answer those three questions together.
Under our Consent Order, we are prohibited from repurchasing or redeeming capital stock and paying a dividend. We are working with our regulator, the Federal Housing Finance Agency, to begin repurchasing a small amount of excess capital stock on a quarterly basis. I hope to begin doing so this calendar year, but I can’t predict how long it will take to secure regulatory approval.
Redemptions of capital stock and the payment of normal dividends are further out. We really need to get our ratio of market value of equity to par value of capital stock closer to 100 percent or par, and that will only happen as our private-label mortgage-backed security portfolio pays down and as our retained earnings grow.
As far as an excess stock pool, our board approved just last week an amendment to the Capital Plan to reintroduce an excess stock pool that would allow members to take down advances without having to purchase additional stock in the bank. All amendments to a Federal Home Loan Bank’s capital plan, whether a bank is operating under a consent order or not, are subject to Federal Housing

Finance Agency review and approval. We expect to file our amended plan with the FHFA very soon, and once the regulator approves those changes, we will restart that program.
So those are the questions we received in advance of the call, and do we have any questions coming up here?
So one question we got that just came across the webinar is our agreement, namely the bank’s agreement with the regulator, [which] requires us to meet certain ratio standards before we can return to normal operations. How are we doing with respect to those ratios? One ratio that we have to meet has to do with our market value to par value of capital stock, and as Christina mentioned, that ratio currently stands at about 78 percent and we expect that ratio to continually improve. Now that it is over 75 percent, that was a trigger point for us to request permission to begin repurchasing excess stock, and as I just mentioned, that is something that we are pursuing with our regulator currently. Another key ratio has to do with our level of retained earnings. We are now at about $170 million of retained earnings. The actual target amount of retained earnings we have is somewhat higher than that but we continue to increase that particular number. We also have to focus on accumulated other comprehensive loss. And I believe that number is right now just over $500 million on an absolute basis. And again, I think we had to get that number under $600 million and that number will continue to improve as the private-label MBS [mortgage-backed securities] pay down as well as the market value on those improve. I would say, in general, the bank is moving in the right direction on all of those ratios, which will be reflected whenever we get the approval to begin repurchasing some excess stock from the members.
Another question asks, what is the status of the lawsuit against the investment firms that sold us the private-label mortgage-backed securities? I’m going to ask Mike Brandeberry our General Counsel to respond to that.
Mike Brandeberry Thanks, Mike. As we’ve reported to the membership previously, we were faced with a number of motions to dismiss brought by all of the defendants in the 11 cases that we are prosecuting. We are happy to report that we survived all of those motions to dismiss and the case has entered the discovery phase last fall. We are actively engaged in the discovery phase and expect that phase to continue into and through the calendar year 2014.
Mike Wilson Thanks, Mike. Are there any other questions that anyone would like to ask either online or ask them verbally? Well, hearing no more questions, I want to thank you for spending time with us today. An audio recording of this call will be available on our website sometime soon, and we did file an 8-K today with copies of these slides in case you want to take another look at them. We expect to file our second-quarter report with the SEC on or about August 15, and we will schedule another one of these conference calls shortly after we file. In the interim, please don’t hesitate to contact the member director from your state or any member of the bank’s executive team with any questions, comments, or concerns. Thank you, and that concludes our call.